Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Investors Capital Holdings, Ltd. of our report dated June 28, 2010 with respect to the statements of net assets available for benefits of the Investors Capital Holdings, Ltd. 401(k) Profit Sharing Plan as of December 31, 2009 and 2008, the related statement of changes in net assets available for benefits for the year ended December 31, 2009, and the related supplemental schedules as of December 31, 2009, which report appears in the Annual Report on Form 11-K of Investors Capital Holdings, Ltd. 401(k) Profit Sharing Plan for the year ended December 31, 2009.

/s/Moody, Famiglietti & Andronico, LLP

Moody, Famiglietti & Andronico, LLP
Tewksbury, Massachusetts
March 24, 2011